Exhibit 99.1
N E W S R E L E A S E

Contact:	Investor Relations Inquiries
Edmund E. Kroll, Jr.
Senior Vice President, Finance & Investor Relations
(212) 759-0382
Media Inquiries
Marcela Manjarrez Williams
Senior Vice President and Chief Communications Officer
(314) 725-4477

FOR IMMEDIATE RELEASE

- CENTENE CORPORATION REPORTS 2015 FIRST QUARTER RESULTS AND RAISES GUIDANCE -
-- Revenue increase of 42% and diluted earnings per share (EPS) from continuing operations of $0.52 --

ST. LOUIS, MISSOURI (April 28, 2015) -- Centene Corporation (NYSE: CNC) today announced its financial results for the quarter ended March 31, 2015.  The following discussions, with the exception of cash flow information, are in the context of continuing operations.

Premium and Service Revenues (in millions)	$4,761
Consolidated Health Benefits Ratio	89.8%
General & Administrative expense ratio	8.5%
Diluted earnings per share (EPS)	$0.52
Total cash flow from operations (in millions)	$45

Michael F. Neidorff, Centene's Chairman and Chief Executive Officer, stated, “We had a strong start to 2015, delivering exceptional top and bottom line growth compared to last year.  We continue to be successful in executing on our robust growth pipeline while maintaining operational discipline.”

First Quarter Highlights

•	March 31, 2015 managed care membership of 4.4 million, an increase of 1.4 million members, or 44% compared to the first quarter of 2014.

•	Premium and service revenues for the first quarter of $4.8 billion, representing 42% growth compared to the first quarter of 2014.

•	Health Benefits Ratio of 89.8% for the first quarter 2015, compared to 89.3% in the first quarter of 2014.

•	General and Administrative expense ratio of 8.5% for the first quarter of 2015, compared to 8.8% in the first quarter of 2014.

•	Operating cash flow of $45 million for the first quarter of 2015.

•	Diluted EPS for the first quarter of 2015 of $0.52, compared to $0.29 in 2014.

Other Events

•
In April 2015, our Indiana subsidiary, Managed Health Services, began operating under an expanded contract with the Indiana Family & Social Services Administration to provide services to its ABD Medicaid enrollees who qualify for the new Hoosier Care Connect Program.

•
In April 2015, Centurion was recommended for an award by the Mississippi Department of Corrections to provide comprehensive correctional healthcare services. The contract is expected to commence in the third quarter of 2015.

•
In March 2015, we began operating under an expanded STAR+PLUS contract with the Texas Health and Human Service Commission (HHSC) to include nursing facility benefits. We also began operating under a new contract with the Texas HHSC and the Centers for Medicare and Medicaid Services to serve dual-eligible members in three counties as part of the state's dual demonstration program.

•
In March 2015, our Missouri subsidiary, Home State Health, was selected by the Missouri Division of Purchasing and Materials Management to continue providing managed care services to MO HealthNet Managed Care beneficiaries. The new contract will be effective in the third quarter of 2015.

•
In February 2015, Superior HealthPlan was tentatively recommended for a contract award by the Texas HHSC to continue to serve STAR Health (Foster Care) Medicaid recipients. The new STAR Health contract is expected to commence in the third quarter of 2015.

Accreditations & Senior Management Additions

•
In April 2015, we announced the appointment of Marcela Manjarrez Williams to Senior Vice President and Chief Communications Officer and the appointment of Ken Yamaguchi, M.D. to Executive Vice President and Chief Medical Officer.

•
In April 2015, Nurtur, our health and wellness subsidiary, received full Disease Management Accreditation renewal from URAC, a Washington, DC-based healthcare accrediting organization that establishes quality standards for the healthcare industry. In February 2015, Nurtur also received a three-year Wellness and Health Promotion Accreditation renewal from the National Committee for Quality Assurance (NCQA) for its wellness services.

•	In March 2015, NurseWise, our national multilingual nurse triage and health education subsidiary, also received full Health Call Center Accreditation renewal from URAC.

Membership

The following table sets forth the Company's membership by state for its managed care organizations:

	March 31,
	2015	2014
Arizona	202,200	169,800
Arkansas	43,200	16,400
California	171,200	118,100
Florida	463,100	230,300
Georgia	405,600	331,400
Illinois	184,800	22,400
Indiana	227,700	198,700
Kansas	143,700	145,000
Louisiana	359,500	149,800
Massachusetts	64,500	50,800
Minnesota	9,500	9,400
Mississippi	141,900	85,400
Missouri	75,600	58,100
New Hampshire	67,500	37,100
Ohio	296,000	181,800
South Carolina	106,000	96,300
Tennessee	20,800	21,100
Texas	974,900	904,000
Vermont	1,600	—
Washington	207,100	151,700
Wisconsin	82,100	70,800
Total at-risk membership	4,248,500	3,048,400
Non-risk membership	153,200	—
Total	4,401,700	3,048,400

At March 31, 2015, the Company served 331,800 Medicaid members in Medicaid expansion programs in California, Illinois, Indiana, Massachusetts, New Hampshire, Ohio and Washington included in the table above.

The following table sets forth our membership by line of business:

	March 31,
	2015	2014
Medicaid	3,133,900	2,169,100
CHIP & Foster Care	233,600	269,200
ABD, Medicare & Duals	410,400	300,500
Long Term Care (LTC)	71,200	51,800
Health Insurance Marketplaces	161,700	39,700
Hybrid Programs [1]	—	14,400
Behavioral Health	195,100	162,700
Correctional Healthcare Services	42,600	41,000
Total at-risk membership	4,248,500	3,048,400
Non-risk membership	153,200	—
Total	4,401,700	3,048,400

1 In February 2015, hybrid programs in Indiana and Massachusetts were converted to Medicaid expansion contracts.

The following table identifies our dual-eligible membership by line of business. The membership tables above include these members.

	March 31,
	2015	2014
ABD	112,600	72,800
LTC	52,000	41,300
Medicare	6,800	6,500
Medicaid / Medicare Duals	12,600	—
Total	184,000	120,600

Statement of Operations: Three Months Ended March 31, 2015

•
For the first quarter of 2015, Premium and Service Revenues increased 42% to $4.8 billion from $3.4 billion in the first quarter of 2014. The increase was a result of a full quarter's impact from expansions or new programs in 2014 in many of our states, particularly Florida, Illinois and Ohio.

•
Consolidated HBR of 89.8% for the first quarter of 2015 represents an increase from 89.3% in the comparable period in 2014 and an increase from 89.3% in the fourth quarter of 2014. The year over year HBR increase is primarily attributable to an increase in higher acuity membership and higher flu related costs over the prior year.

•	The following table compares the results for new business and existing business for the quarters ended March 31:

	2015	2014
Premium and Service Revenue
New business	23%	20%
Existing business	77%	80%

HBR
New business	91.0%	93.1%
Existing business	89.5%	88.3%

•
Consolidated G&A expense ratio for the first quarter of 2015 was 8.5%, compared to 8.8% in the prior year.  The year over year decrease in the G&A ratio reflects the leveraging of expenses over higher revenues in 2015 as well as the impact of transaction costs recognized in 2014.

•
Diluted earnings per share of $0.52 in the first quarter of 2015, compared to $0.29 in 2014. Diluted earnings per share in 2014 was impacted by $0.11 of net cost associated with the health insurer fee and acquisition transaction costs.

Balance Sheet and Cash Flow

At March 31, 2015, the Company had cash, investments and restricted deposits of $3.4 billion, including $97 million held by its unregulated entities. Medical claims liabilities totaled $2.0 billion, representing 45.5 days in claims payable. Total debt was $1.1 billion, which includes $125 million of borrowings on the $500 million revolving credit facility at quarter end. Debt to capitalization was 36.6% at March 31, 2015, excluding the $69 million non-recourse mortgage note.

Cash flow from operations for the three months ended March 31, 2015, was $45 million, or 0.7 times net earnings. Cash flow was reduced in the first quarter as a result of a one time change in payment terms for one of our states.

A reconciliation of the Company's change in days in claims payable from the immediately preceding quarter-end is presented below:

Days in claims payable, December 31, 2014	44.2
Timing of claim payments	1.3
Days in claims payable, March 31, 2015	45.5

Outlook

The table below depicts the Company's annual GAAP guidance for 2015.

	Full Year 2015
	Low	High
Premium and Service Revenues (in millions)	$20,500	$21,000
Diluted EPS	$2.60	$2.72
Consolidated Health Benefits Ratio	89.2%	89.6%
General & Administrative expense ratio	8.0%	8.4%
Effective Tax Rate	48.0%	50.0%
Diluted Shares Outstanding (in millions)	123.0	124.0

Consistent with our policy, the above table does not include acquisitions that have not yet closed.

Conference Call

As previously announced, the Company will host a conference call Tuesday, April 28, 2015, at 8:30 AM (Eastern Time) to review the financial results for the first quarter ended March 31, 2015, and to discuss its business outlook.  Michael F. Neidorff and William N. Scheffel will host the conference call.

Investors and other interested parties are invited to listen to the conference call by dialing 1-866-739-7850 in the U.S. and Canada; +1-412-902-6577 from abroad; or via a live, audio webcast on the Company's website at www.centene.com, under the Investors section. Or, participants can register for the conference call in advance by navigating to http://dpregister.com/10061838, to receive a dial-in number upon registration. A webcast replay will be available for on-demand listening shortly after the completion of the call for the next twelve months or until 11:59 PM (Eastern Time) on Tuesday, April 26, 2016, at the aforementioned URL. In addition, a digital audio playback will be available until 9:00 AM Eastern Time on Wednesday, May 6, 2015, by dialing 1-877-344-7529 in the U.S. and Canada, or +1-412-317-0088 from abroad, and entering access code 10061838.

Other Information

The discussion in the third bullet under the heading "Statement of Operations: Three Months Ended March 31, 2015" contains financial information for new and existing businesses. Existing businesses are primarily state markets or significant geographic expansion in an existing state or product that we have managed for four complete quarters. New businesses are primarily new state markets or significant geographic expansion in an existing state or product that conversely, we have not managed for four complete quarters.

About Centene Corporation

Centene Corporation, a Fortune 500 company, is a diversified, multi-national healthcare enterprise that provides a portfolio of services to government sponsored healthcare programs, focusing on under-insured and uninsured individuals. Many receive benefits provided under Medicaid, including the State Children's Health Insurance Program (CHIP), as well as Aged, Blind or Disabled (ABD), Foster Care and Long Term Care (LTC), in addition to other state-sponsored/hybrid programs, and Medicare (Special Needs Plans). The Company operates local health plans and offers a range of health insurance solutions. It also contracts with other healthcare and commercial organizations to provide specialty services including behavioral health management, care management software, correctional healthcare services, dental benefits management, in-home health services, life and health management, managed vision, pharmacy benefits management, specialty pharmacy and telehealth services.

The information provided in this press release contains forward-looking statements that relate to future events and future financial performance of Centene. Subsequent events and developments may cause the Company's estimates to change. The Company disclaims any obligation to update this forward-looking financial information in the future. Readers are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors that may cause Centene's or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Actual results may differ from projections or estimates due to a variety of important factors, including Centene's ability to accurately predict and effectively manage health benefits and other operating expenses and reserves; competition; membership and revenue projections; timing of regulatory contract approval; changes in healthcare practices; changes in federal or state laws or regulations, including the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act and any regulations enacted thereunder; changes in expected contract start dates; changes in expected closing dates, estimated purchase price and accretion for acquisitions; inflation; foreign currency fluctuations; provider and state contract changes; new technologies; advances in medicine; reduction in provider payments by governmental payors; major epidemics; disasters and numerous other factors affecting the delivery and cost of healthcare; the expiration, cancellation or suspension of our Medicare or Medicaid managed care contracts by federal or state governments; the outcome of pending legal proceedings; availability of debt and equity financing, on terms that are favorable to us; and general economic and market conditions, as well as those factors disclosed in the Company's publicly filed documents.

This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain risk factors that may affect our business operations, financial condition and results of operations, in our filings with the Securities and Exchange Commission, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

[Tables Follow]

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions except share data)
(Unaudited)

	March 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$1,666	$1,610
Premium and related receivables	1,245	912
Short term investments	151	177
Other current assets	528	335
Total current assets	3,590	3,034
Long term investments	1,527	1,280
Restricted deposits	98	100
Property, software and equipment, net	450	445
Goodwill	786	754
Intangible assets, net	131	120
Other long term assets	114	91
Total assets	$6,696	$5,824

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims liability	$1,950	$1,723
Accounts payable and accrued expenses	1,002	768
Return of premium payable	269	236
Unearned revenue	117	168
Current portion of long term debt	5	5
Total current liabilities	3,343	2,900
Long term debt	1,123	874
Other long term liabilities	238	159
Total liabilities	4,704	3,933
Commitments and contingencies
Redeemable noncontrolling interests	155	148
Stockholders’ equity:
Preferred stock, $0.001 par value; authorized 10,000,000 shares; no shares issued or outstanding at March 31, 2015 and December 31, 2014	—	—
Common stock, $.001 par value; authorized 200,000,000 shares; 124,562,959 issued and 118,886,912 outstanding at March 31, 2015, and 124,274,864 issued and 118,433,416 outstanding at December 31, 2014	—	—
Additional paid-in capital	870	840
Accumulated other comprehensive loss	(1)	(1)
Retained earnings	1,066	1,003
Treasury stock, at cost (5,676,047 and 5,841,448 shares, respectively)	(98)	(98)
Total Centene stockholders’ equity	1,837	1,744
Noncontrolling interest	—	(1)
Total stockholders’ equity	1,837	1,743
Total liabilities and stockholders’ equity	$6,696	$5,824

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share data)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Revenues:
Premium	$4,299	$3,071
Service	462	281
Premium and service revenues	4,761	3,352
Premium tax and health insurer fee	370	108
Total revenues	5,131	3,460
Expenses:
Medical costs	3,861	2,743
Cost of services	402	242
General and administrative expenses	403	296
Premium tax expense	281	78
Health insurer fee expense	55	31
Total operating expenses	5,002	3,390
Earnings from operations	129	70
Other income (expense):
Investment and other income	9	5
Interest expense	(10)	(7)
Earnings from continuing operations, before income tax expense	128	68
Income tax expense	63	35
Earnings from continuing operations, net of income tax expense	65	33
Discontinued operations, net of income tax expense of $0 and $0, respectively	(1)	(1)
Net earnings	64	32
(Earnings) loss attributable to noncontrolling interests	(1)	1
Net earnings attributable to Centene Corporation	$63	$33

Amounts attributable to Centene Corporation common shareholders:
Earnings from continuing operations, net of income tax expense	$64	$34
Discontinued operations, net of income tax expense (benefit)	(1)	(1)
Net earnings	$63	$33

Net earnings (loss) per common share attributable to Centene Corporation:
Basic:
Continuing operations	$0.54	$0.30
Discontinued operations	(0.01)	(0.01)
Basic earnings per common share	$0.53	$0.29

Diluted:
Continuing operations	$0.52	$0.29
Discontinued operations	(0.01)	(0.01)
Diluted earnings per common share	$0.51	$0.28

Weighted average number of common shares outstanding:
Basic	118,783,755	114,967,752
Diluted	122,572,366	118,722,532

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Cash flows from operating activities:
Net earnings	$64	$32
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	27	20
Stock compensation expense	16	11
Deferred income taxes	(6)	(8)
Gain on settlement of contingent consideration	(10)	—
Changes in assets and liabilities
Premium and related receivables	(334)	(119)
Other current assets	(3)	3
Other assets	(13)	(14)
Medical claims liabilities	227	196
Unearned revenue	(51)	35
Accounts payable and accrued expenses	58	91
Other long term liabilities	68	4
Other operating activities	2	1
Net cash provided by operating activities	45	252
Cash flows from investing activities:
Capital expenditures	(27)	(18)
Purchases of investments	(307)	(167)
Sales and maturities of investments	111	112
Proceeds from asset sale	7	—
Investments in acquisitions, net of cash acquired	(9)	(77)
Net cash used in investing activities	(225)	(150)
Cash flows from financing activities:
Proceeds from exercise of stock options	2	2
Proceeds from borrowings	500	645
Payment of long term debt	(253)	(519)
Excess tax benefits from stock compensation	3	—
Common stock repurchases	(4)	(2)
Contribution from noncontrolling interest	—	5
Debt issue costs	(4)	—
Payment of contingent consideration obligation	(8)	—
Net cash provided by financing activities	236	131
Net increase in cash and cash equivalents	56	233
Cash and cash equivalents, beginning of period	1,610	1,038
Cash and cash equivalents, end of period	$1,666	$1,271
Supplemental disclosures of cash flow information:
Interest paid	$2	$2
Income taxes paid	$24	$21
Equity issued in connection with acquisitions	$13	$132

CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA FROM CONTINUING OPERATIONS

	Q1	Q4	Q3	Q2	Q1
	2015	2014	2014	2014	2014
MANAGED CARE MEMBERSHIP
Arizona	202,200	204,000	202,500	189,200	169,800
Arkansas	43,200	38,400	36,600	31,100	16,400
California	171,200	163,900	144,700	131,100	118,100
Florida	463,100	425,700	411,200	313,800	230,300
Georgia	405,600	389,100	382,600	373,000	331,400
Illinois	184,800	87,800	31,300	29,500	22,400
Indiana	227,700	197,700	199,500	200,500	198,700
Kansas	143,700	143,300	144,200	146,100	145,000
Louisiana	359,500	152,900	150,800	148,600	149,800
Massachusetts	64,500	48,400	46,600	47,200	50,800
Minnesota	9,500	9,500	9,500	9,400	9,400
Mississippi	141,900	108,700	99,300	97,400	85,400
Missouri	75,600	71,000	64,900	58,700	58,100
New Hampshire	67,500	62,700	56,600	39,500	37,100
Ohio	296,000	280,100	261,000	225,900	181,800
South Carolina	106,000	109,700	106,500	101,800	96,300
Tennessee	20,800	21,000	21,200	21,300	21,100
Texas	974,900	971,000	961,100	921,500	904,000
Vermont	1,600	—	—	—	—
Washington	207,100	194,400	192,500	193,800	151,700
Wisconsin	82,100	83,200	74,700	67,300	70,800
Total at-risk membership	4,248,500	3,762,500	3,597,300	3,346,700	3,048,400
Non-risk membership	153,200	298,400	303,500	—	—
TOTAL	4,401,700	4,060,900	3,900,800	3,346,700	3,048,400

Medicaid	3,133,900	2,754,900	2,578,300	2,385,500	2,169,100
CHIP & Foster Care	233,600	222,700	247,700	261,800	269,200
ABD, Medicare & Duals	410,400	392,700	383,400	329,700	300,500
LTC	71,200	60,800	55,200	53,500	51,800
Health Insurance Marketplaces	161,700	74,500	76,000	75,700	39,700
Hybrid Programs	—	18,900	19,900	17,000	14,400
Behavorial Health	195,100	197,000	195,500	182,200	162,700
Correctional Healthcare Services	42,600	41,000	41,300	41,300	41,000
Total at-risk membership	4,248,500	3,762,500	3,597,300	3,346,700	3,048,400
Non-risk membership	153,200	298,400	303,500	—	—
TOTAL	4,401,700	4,060,900	3,900,800	3,346,700	3,048,400

REVENUE PER MEMBER PER MONTH(a)	$349	$360	$354	$344	$340

CLAIMS(a)
Period-end inventory	1,217,000	1,086,600	1,021,200	771,900	832,600
Average inventory	841,000	806,000	660,200	603,700	584,700
Period-end inventory per member	0.29	0.29	0.28	0.23	0.27
(a) Revenue per member and claims information are presented for the Managed Care at-risk members.

NUMBER OF EMPLOYEES	14,800	13,400	12,900	12,300	11,200

	Q1	Q4	Q3	Q2	Q1
	2015	2014	2014	2014	2014

DAYS IN CLAIMS PAYABLE (b)	45.5	44.2	43.1	42.9	42.6
(b) Days in Claims Payable is a calculation of Medical Claims Liabilities at the end of the period divided by average claims expense per calendar day for such period.

CASH, INVESTMENTS AND RESTRICTED DEPOSITS (in millions)
Regulated	$3,345	$3,082	$2,829	$2,353	$2,167
Unregulated	97	85	70	50	49
TOTAL	$3,442	$3,167	$2,899	$2,403	$2,216

DEBT TO CAPITALIZATION	38.0%	33.5%	36.4%	35.3%	36.2%
DEBT TO CAPITALIZATION EXCLUDING NON-RECOURSE DEBT(c)	36.6%	31.7%	34.6%	33.4%	34.1%
(c) The non-recourse debt represents the Company's mortgage note payable ($69 million at March 31, 2015).
Debt to Capitalization is calculated as follows: total debt divided by (total debt + total equity).
Operating Ratios:

	Three Months Ended March 31,
	2015	2014
Health Benefits Ratios:
Medicaid, CHIP, Foster Care & Health Insurance Marketplaces	87.6%	86.9%
ABD, LTC & Medicare	92.9	92.9
Specialty Services	85.2	87.7
Total	89.8	89.3

Total General & Administrative Expense Ratio	8.5%	8.8%
MEDICAL CLAIMS LIABILITY (In millions)
The changes in medical claims liability are summarized as follows:

Balance, March 31, 2014	$1,299
Incurred related to:
Current period	13,981
Prior period	(185)
Total incurred	13,796
Paid related to:
Current period	12,072
Prior period	1,073
Total paid	13,145
Balance, March 31, 2015	$1,950
Centene's claims reserving process utilizes a consistent actuarial methodology to estimate Centene's ultimate liability. Any reduction in the “Incurred related to: Prior period” amount may be offset as Centene actuarially determines “Incurred related to: Current period.” As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs. Centene believes it has consistently applied its claims reserving methodology in each of the periods presented. Additionally, as a result of minimum HBR and other state return of premium programs, approximately $60 million of the “Incurred related to: Prior period” was reclassified to Return of Premium Payable.
The amount of the “Incurred related to: Prior period” above represents favorable development and includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service prior to March 31, 2014.